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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

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Nine Months Ended September 30, 1997
------------------------------------
(in thousands)
1.   Income from continuing operations before extraordinary items and
     income taxes........................................................................        $   920,102
                                                                                                 ===========

2.   Fixed charges of continuing operations:

     A.    Interest expense (excluding interest on deposits), amortization of debt issuance costs and one-third of rental expenses, net of income
           from subleases................................................................        $   325,563
     B.    Interest on deposits..........................................................            646,273
                                                                                                 -----------
     C.    Total fixed charges (line 2A + line 2B).......................................        $   971,836
                                                                                                 ===========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

     A.    Excluding interest on deposits (line 1 + line 2A).............................        $ 1,245,665
                                                                                                 ===========
     B.    Including interest on deposits (line 1 + line 2C).............................        $ 1,891,938
                                                                                                 ===========

4. Ratio of earnings (as defined) to fixed charges:

     A.    Excluding interest on deposits (line 3A/line 2A)..............................               3.83x
     B.    Including interest on deposits (line 3B/line 2C)..............................               1.95
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